Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Tim Oliver
781-522-5111	781-522-5140

Raytheon Reports Fourth Quarter 2003 EPS of $0.52 from Continuing Operations

•	Earnings per share of $0.49 including the impact of discontinued operations

•	Government and Defense bookings of $7.1 billion in the quarter and $20 billion for the year, backlog at all-time high of $25 billion

•	Free cash flow from continuing operations of $906 million in the quarter and $1.6 billion for the year

WALTHAM, Mass., (Jan. 27, 2004) – Raytheon Company (NYSE: RTN) reported fourth quarter 2003 income from continuing operations of $217 million or $0.52 per diluted share compared to $155 million or $0.38 per diluted share in the fourth quarter 2002. Income from continuing operations includes a pre-tax charge of $77 million from the early redemption of debt and a $55 million gain from the sale of its remaining investments in the Company’s former aviation support business, both of which were previously announced. Non-cash pension expense (FAS/CAS pension adjustment) negatively impacted the quarter by $0.14 per diluted share on a year-over-year basis.

Fourth quarter 2003 net income was $205 million or $0.49 per diluted share compared to a net loss of $68 million or $0.17 per diluted share in 2002. Net income for the fourth quarter of 2003 includes a $12 million after-tax loss in discontinued operations or $0.03 per diluted share versus a $223 million after-tax loss in discontinued operations or $0.54 per diluted share in 2002.

Net sales for the fourth quarter 2003 were $5.1 billion, up from $4.7 billion in the comparable period in 2002. The fourth quarter 2003 includes $177 million of sales resulting from the previously announced consolidation of Flight Options LLC. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 5 percent to $4.2 billion from $4.0 billion in the comparable quarter. Integrated Defense Systems and Missile Systems generated double-digit sales growth in the quarter.

Free cash flow from continuing operations for the fourth quarter was $906 million versus $1,017 million for the comparable period in 2002. Free cash flow, including discontinued operations, for the fourth quarter 2003 was $858 million versus $626 million in 2002. Free cash flow is a non-GAAP financial measure that the Company defines as operating cash flow less capital spending and internal use software spending. Attachment F contains a table reconciling this measure to operating cash flow, the most directly comparable GAAP measure.

“All of the businesses met or exceeded our expectations in the quarter and contributed to our strong performance,” said William H. Swanson, Raytheon CEO and president. “We remain focused on delivering results that predictably meet our commitments.”

Full Year Financial Results

For the full year the Company reported income from continuing operations of $535 million or $1.29 per diluted share compared to $755 million or $1.85 per diluted share in 2002. Income from continuing operations in 2003 was negatively impacted by performance issues in the third quarter at Network Centric Systems ($187 million or $0.32 per diluted share) related to cost growth on risk programs identified earlier in the year and increased non-cash pension expense of $319 million or $0.54 per diluted share.

Including the impact of discontinued operations, the Company reported 2003 net income of $0.88 per diluted share compared to a net loss of $1.57 per diluted share in 2002.

Total 2003 sales for the Company were $18.1 billion compared to $16.8 billion for 2002, an increase of 8 percent. The full year results include $384 million of sales resulting from the previously announced consolidation of Flight Options. Government and Defense sales for the year (after the elimination of intercompany sales) increased 7 percent to $15.5 billion from $14.5 billion in 2002.

Free cash flow from continuing operations was $1.6 billion in both 2003 and 2002. Free cash flow, including discontinued operations, for the full year 2003 was $1.0 billion, versus $443 million in 2002.

Bookings and Backlog

The Government and Defense businesses recorded strong fourth quarter bookings of $7.1 billion and bookings for the full year 2003 of $20 billion, an increase of nearly 35 percent compared to bookings of $14.9 billion in 2002. Government and Defense backlog reached a record $25 billion, an increase of $4 billion over year end 2002.

RAC’s fourth quarter bookings were $1.1 billion. Full year 2003 bookings were $2.2 billion versus $2.9 billion for 2002. During the quarter, NetJets Inc. placed a $360 million order for 50 new Hawker 400XP light jets and 8 new Hawker 800XP mid-size jets.

Revised Outlook

Earnings per share in 2004 from continuing operations are expected to be $1.25 to $1.35. This range has been adjusted from prior guidance of $1.50 to $1.60 to reflect a $0.25 per share increase in pension expense, resulting primarily from a change in the discount rate assumption from 7 percent to 6.25 percent.

The Company expects net sales for 2004 of $19.5 billion to $20 billion and free cash flow of approximately $1 billion in 2004.

“2003 was a record year for bookings and backlog, with exceptional cash flow performance,” Swanson said. “This performance is a direct result of our customer focus and will provide momentum for a solid 2004.”

Further supporting information including reporting segment detail, quarterly detail, and cash flow detail have been provided in charts that will be posted to the Company’s website and will be discussed during the conference call this morning.

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) fourth quarter 2003 net sales were $791 million, up 25 percent compared to $635 million in the fourth quarter 2002, due primarily to continued growth in DD(X), the Navy’s future destroyer program, strong missile defense sales, and increased Patriot engineering support for Operation Iraqi Freedom. IDS generated $95 million of fourth quarter 2003 operating income compared to $76 million in the 2002 comparable quarter.

As previously announced, the U.S. Navy awarded IDS a $1 billion letter contract for the design, production, integration, and testing of Cobra Judy Replacement Mission Equipment (CJRME). Also in the quarter, the U.S. Army Space and Missile Defense Command awarded IDS JLENS Spiral 2 Development, a netted sensor system for cruise missile defense, on which work has begun.

Intelligence and Information Systems

Intelligence and Information Systems (IIS) fourth quarter 2003 net sales were $525 million compared to $528 million in the fourth quarter 2002. While full-year 2003 revenue increased by 8 percent, fourth quarter results were impacted by the acceleration of work into earlier quarters at the request of a classified customer. IIS earned $53 million of operating income compared to $56 million in the comparable quarter a year ago.

During the quarter, IIS was awarded a $157 million U.S. Air Force contract to upgrade an intelligence system called the Distributed Common Ground System (DCGS). The initial value of the contract, including options, is $157 million. With added U.S. Navy options, the contract value is expected to be nearly $360 million.

Missile Systems

Missile Systems (MS) fourth quarter 2003 net sales were $943 million, up 19 percent compared to $790 million in the fourth quarter 2002, driven by increased volume on the Tomahawk remanufacturing, Phalanx, Standard Missile-3, and Exoatmospheric Kill Vehicle programs. MS generated $108 million of operating income compared to $92 million in the comparable quarter a year ago.

In December, the Missile Defense Agency awarded the Kinetic Energy Interceptor system program to the Northrop Grumman - Raytheon team. This program has a potential value of over $2 billion for Raytheon during the next 8 years and will be added to bookings in the first quarter 2004.

Also during the quarter, MS was also awarded a $111 million contract to overhaul 42 Phalanx Close-In Weapon Systems, a $264 million production contract for Standard Missile-2, and a $140 million production contract for Joint Standoff Weapon (JSOW).

Network Centric Systems

Network Centric Systems (NCS) fourth quarter 2003 net sales were $766 million, down 7 percent compared to $824 million in the fourth quarter 2002, as expected. This decline is attributable to reduced sales in the air traffic management and communications product lines. NCS recorded an operating profit of $75 million compared to $84 million in the comparable quarter a year ago.

The 10 risk programs that led to the significant profit adjustment in the third quarter of 2003 were on plan.

NCS booked $268M in the quarter for its role as the Ground System Integrator on the Future Combat System.

Space and Airborne Systems

Space and Airborne Systems (SAS) fourth quarter 2003 net sales were $967 million, up 3 percent compared to $935 million in the fourth quarter 2002, due to stronger classified sales and Air Force programs including the Multi-platform Radar Technology Insertion Program (MPRTIP) and B-2. SAS generated $130 million of operating income compared to $126 million in the comparable quarter a year ago.

During the quarter, SAS was awarded a $298 million contract from the Naval Air Systems Command (NAVAIR) for full-rate production of the AN/ASQ-228 Advanced Targeting Forward Looking Infrared (ATFLIR) pod for the U.S. Navy and Marine Corps’ F/A-18 fleet. SAS also received a major follow-on classified award.

Technical Services

Technical Services (TS) fourth quarter 2003 net sales were $560 million, up 3 percent from $544 million in the fourth quarter 2002. TS reported an operating profit of $39 million in the fourth quarters of both 2003 and 2002.

Aircraft

Raytheon Aircraft Company (RAC) fourth quarter 2003 net sales were $717 million, up 9 percent from $660 million in the fourth quarter 2002. RAC recorded operating income of $29 million in the quarter compared to $4 million in the comparable quarter in 2002. Operating income in the fourth quarter 2003 benefited from a favorable $37 million profit adjustment on the JPATS program partially offset by a $17 million charge on the Premier program reflecting cost estimate increases.

RAC delivered 100 commercial aircraft in the fourth quarter of 2003, compared to 94 in the same quarter last year. Beginning this quarter, the RAC results exclude Flight Options LLC and Raytheon Airline Aviation Services (RAAS), which are now included in the “Other” reporting segment. RAAS is a unit formed to manage the Company’s commuter and Starship portfolio.

During December, RAC received an order from NetJets Inc. for 50 new Hawker 400XP light jets and 8 new Hawker 800XP mid-sized jets. These aircraft will be delivered through 2009 and have an aggregate value of $360 million.

The Hawker Horizon program remains on schedule for first delivery in 2004. The flight test fleet of 3 aircraft has now completed over 850 hours of testing with over 50 percent of the flight test conditions completed.

Other

Net sales for this segment in the fourth quarter 2003 were $230 million compared to $48 million in the fourth quarter 2002. The segment recorded an operating loss of $21 million in the fourth quarter 2003 compared to break-even results a year ago. For the fourth quarter, Flight Options reported break-even operating results. For the quarter, RAAS reported an operating loss of $20 million primarily due to an increase in a loan reserve on one major customer.

Discontinued Operations

The Company recorded an after-tax loss from discontinued operations for the quarter of $12 million, primarily related to program management and legal costs at its former engineering and construction businesses.

Raytheon Company (NYSE: RTN), with 2003 sales of $18.1 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 78,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements made in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims, particularly at the Company’s NCS business unit; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; the uncertainty of the timing and amount of net realizable value of Boeing Business Jet-related assets; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost growth and programs which anticipate significant future cost improvements; conflicts with other investors in joint ventures and less than wholly-owned businesses; the Company’s lack of construction industry expertise resulting from the Company’s sale of its former engineering and construction businesses; the timing of project completion and customer acceptance of two Massachusetts construction projects; delays and cost growth arising from testing and commissioning processes conducted at the Massachusetts projects; the final determination by the Company of the required expenditures to complete the Massachusetts projects; and the impact of change orders, the recoverability of the Company’s claims and the outcome of defending claims asserted against the Company; among other things. Further information regarding the factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s SEC filings, including “Item 1-Business” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003.

Conference Call on the Fourth Quarter 2003 Financial Results

Raytheon’s financial results conference call will be Tuesday, Jan. 27, 2004 at 9 a.m. EST. Participants will be William Swanson, CEO and president, Edward Pliner, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (800) 299-9630. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

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Attachment A

Raytheon Company

Financial Information

Fourth Quarter 2003

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Net sales	$5,101	$4,662	$18,109	$16,760

Cost of sales	4,174	3,751	15,000	13,358
Administrative and selling expenses	354	278	1,306	1,170
Research and development expenses	121	112	487	449

Total operating expenses	4,649	4,141	16,793	14,977

Operating income	452	521	1,316	1,783

Interest expense	122	109	537	497
Interest income	(17)	(3)	(50)	(27)
Other expense, net	40	203	67	239

Non-operating expense, net	145	309	554	709

Income from continuing operations before taxes	307	212	762	1,074

Federal and foreign income taxes	90	57	227	319

Income from continuing operations	217	155	535	755

Loss from discontinued operations, net of tax	(12)	(223)	(170)	(887)

Income (loss) before extraordinary item and accounting change	205	(68)	365	(132)

Extraordinary gain from debt repurchases, net of tax	—	—	—	1

Cumulative effect of change in accounting principle, net of tax	—	—	—	(509)

Net income (loss)	$205	$(68)	$365	$(640)

Earnings per share from continuing operations
Basic	$0.52	$0.38	$1.30	$1.88
Diluted	$0.52	$0.38	$1.29	$1.85

Loss per share from discontinued operations
Basic	$(0.03)	$(0.55)	$(0.41)	$(2.21)
Diluted	$(0.03)	$(0.54)	$(0.41)	$(2.17)

Loss per share from cumulative effect of change in accounting principle
Basic	$—	$—	$—	$(1.27)
Diluted	$—	$—	$—	$(1.25)

Earnings (loss) per share
Basic	$0.49	$(0.17)	$0.88	$(1.59)
Diluted	$0.49	$(0.17)	$0.88	$(1.57)

Average shares outstanding
Basic	416.3	406.4	412.7	401.4
Diluted	418.7	409.2	415.4	408.0

Attachment B

Raytheon Company

Segment Information

Fourth Quarter 2003

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Integrated Defense Systems	$791	$635	$95	$76	12.0%	12.0%
Intelligence and Information Systems	525	528	53	56	10.1%	10.6%
Missile Systems	943	790	108	92	11.5%	11.6%
Network Centric Systems	766	824	75	84	9.8%	10.2%
Space and Airborne Systems	967	935	130	126	13.4%	13.5%
Technical Services	560	544	39	39	7.0%	7.2%
Aircraft	717	660	29	4	4.0%	0.6%
Other	230	48	(21)	(1)	-9.1%	–2.1%
FAS/CAS Pension Adjustment	—	—	(27)	53
Corporate and Eliminations	(398)	(302)	(29)	(8)

Total	$5,101	$4,662	$452	$521	8.9%	11.2%

	Net Sales Twelve Months Ended		Operating Income Twelve Months Ended		Operating Income As a Percent of Sales Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Integrated Defense Systems	$2,864	$2,366	$331	$289	11.6%	12.2%
Intelligence and Information Systems	2,045	1,887	194	180	9.5%	9.5%
Missile Systems	3,538	3,038	424	373	12.0%	12.3%
Network Centric Systems	2,809	3,091	19	278	0.7%	9.0%
Space and Airborne Systems	3,677	3,243	492	428	13.4%	13.2%
Technical Services	1,963	2,133	107	116	5.5%	5.4%
Aircraft	2,088	2,040	2	(39)	0.1%	-1.9%
Other	573	210	(34)	(12)	-5.9%	-5.7%
FAS/CAS Pension Adjustment	—	—	(109)	210
Corporate and Eliminations	(1,448)	(1,248)	(110)	(40)

Total	$18,109	$16,760	$1,316	$1,783	7.3%	10.6%

Attachment C

Raytheon Company

Other Information

Continuing Operations

Fourth Quarter 2003

	Backlog (In millions)
	31-Dec-03	31-Dec-02
Integrated Defense Systems	$6,526	$5,011
Intelligence and Information Systems	3,899	3,540
Missile Systems	5,028	3,509
Network Centric Systems	3,259	2,853
Space and Airborne Systems	4,865	4,523
Technical Services	1,510	1,603
Aircraft	2,279	4,396
Other	176	231

	$27,542	$25,666

Government and Defense businesses	$25,087	$21,039

U.S. government backlog included above	$21,353	$18,254

	Bookings (In millions) Three months ended		Bookings (In millions) Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Government and Defense businesses	$7,065	$4,410	$19,967	$14,868
Commercial businesses	1,319	743	2,726	3,052

	$8,384	$5,153	$22,693	$17,920

	New Aircraft Deliveries (Units) Three Months Ended		New Aircraft Deliveries (Units) Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Hawker	19	17	47	46
Premier I	11	13	29	29
Beechjet	7	5	24	19
King Air	39	40	86	80
1900D Commuter	—	2	1	11
Pistons	26	27	82	83
T-6A	18	20	68	60

Total	120	124	337	328

	New Aircraft Bookings (Units) Three Months Ended		New Aircraft Bookings (Units) Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Hawker	14	16	39	78
Premier I	8	6	17	70
Beechjet	54	7	70	53
King Air	36	25	85	58
1900D Commuter	—	—	1	—
Pistons	30	14	71	74
T-6A	47	43	51	52

Total	189	111	334	385

Attachment D

Raytheon Company

Preliminary Financial Information

Fourth Quarter 2003

(In millions)

Balance sheets

	31-Dec-03	31-Dec-02
Assets
Cash and cash equivalents	$661	$544
Accounts receivable	485	675
Contracts in process	2,762	3,016
Inventories	1,998	2,032
Deferred federal and foreign income taxes	466	601
Prepaid expenses and other current assets	154	247
Assets from discontinued operations	59	75

Total current assets	6,585	7,190

Property, plant and equipment, net	2,711	2,396
Deferred federal and foreign income taxes	337	281
Goodwill	11,479	11,170
Other assets, net	2,296	2,909

Total assets	$23,408	$23,946

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$15	$1,153
Advance payments, less contracts in process	1,038	819
Accounts payable	833	776
Accrued salaries and wages	767	710
Other accrued expenses	1,153	1,316
Liabilities from discontinued operations	43	333

Total current liabilities	3,849	5,107

Accrued retiree benefits and other long-term liabilities	3,021	2,831
Long-term debt	6,517	6,280
Subordinated notes payable	859	858
Stockholders’ equity	9,162	8,870

Total liabilities and stockholders’ equity	$23,408	$23,946

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2003

(In millions)

Cash flow information

	Three Months Ended		Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Income from continuing operations	$217	$155	$535	$755
Depreciation	97	83	333	305
Amortization	17	14	60	59
Working capital	726	792	860	512
Discontinued operations	(48)	(391)	(533)	(1,196)
Capital spending	(185)	(172)	(428)	(458)
Internal use software spending	(27)	(44)	(98)	(138)
Other	61	189	314	604

Subtotal - free cash flow (a)	858	626	1,043	443

Net activity in financing receivables	309	(1,207)	465	(1,388)
Acquisitions	—	(10)	(60)	(10)
Divestitures and sale of investments	57	—	111	1,166
Dividends	(84)	(81)	(331)	(321)
Issuance of common stock	11	24	74	147
Debt (repayments) issuances	(706)	570	(965)	(891)
Space Imaging debt guarantee	—	—	(130)	—
Synthetic lease maturity	—	—	(125)	—
Hughes Defense settlement	—	—	—	134
Other	13	3	35	50

Total cash flow	$458	$(75)	$117	$(670)

Segment free cash flow information

	Three Months Ended		Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Integrated Defense Systems	$99	$203	$318	$194
Intelligence and Information Systems	71	111	88	121
Missile Systems	327	237	244	176
Network Centric Systems	131	123	115	88
Space and Airborne Systems	131	(6)	365	153
Technical Services	28	43	104	174
Aircraft	89	72	20	24
Other	(37)	(4)	(55)	(61)
Discontinued operations	(48)	(391)	(533)	(1,196)
Corporate	67	238	377	770

	$858	$626	$1,043	$443

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Reconciliation of Non-GAAP Financial Measures and Other Information

Fourth Quarter 2003

(In millions except share and per share amounts)

Operating cash flow

	Three Months Ended		Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Operating cash flow	$1,070	$842	$1,569	$1,039
Less: Capital spending	(185)	(172)	(428)	(458)
Internal use software spending	(27)	(44)	(98)	(138)

Free cash flow	$858	$626	$1,043	$443

Note: Free cash flow represents a non-GAAP financial measure defined as operating cash flow less capital spending and internal use software spending. The Company’s management uses non-GAAP financial measures to evaluate the operating performance of its business and as a component for determining incentive-based compensation. In addition, the Company believes that free cash flow is an important measure of performance used by some investors, equity analysts and others to make informed investment decisions. The definitions used here may differ from those used by other companies.

Debt-to-capital ratio

	31-Dec-03	31-Dec-02
Notes payable and current portion of long-term debt	$15	$1,153
Long-term debt	6,517	6,280
Subordinated notes payable	859	858

Total debt	$7,391	$8,291

Notes payable and current portion of long-term debt	$15	$1,153
Long-term debt	6,517	6,280
Subordinated notes payable	859	858
Stockholders’ equity	9,162	8,870

Total capital	$16,553	$17,161

Debt-to-capital ratio	44.7%	48.3%

EPS impact of certain 2003 items

	Q4 Loss on Debt Retirement	Q4 Gain on Sale of Investment	Q3 Charge at NCS	Q3 Charge at TS
Operating income impact	(77)	55	(187)	(39)
Effective tax rate for the twelve months ended December 31, 2003	29.8%	29.8%	29.8%	29.8%

After-tax impact	(54)	39	(131)	(27)

2003 diluted shares outstanding	415.4	415.4	415.4	415.4

EPS impact	$(0.13)	$0.09	$(0.32)	$(0.06)